Exhibit 16.1

Audit • Tax • Consulting • Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

May 8, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

We have read Item 4.01 of the Current Report on Form 8-K dated May 8, 2018, of WECONNECT Tech International, Inc. and are in agreement with the statements contained in the second paragraph therein. We have no basis to agree or disagree with other statements of the registrant contained in the second and third paragraphs under Item 4.01.

Very truly yours,

/s/ KCCW Accountancy Corp.

Diamond Bar, California